Exhibit 99.1

Unrivaled Brands, Inc. Announces Chapter 11 Bankruptcy Following Latest Round of Lawsuits Filed by People’s California and “Activist Investor” Frank Kavanaugh

DOWNEY, Calif., Nov. 12, 2024 (GLOBE NEWSWIRE) -- Blum Holdings, Inc. (OTCQB: BLMH) (the “Company,” “Blüm Holdings,” “we” or “us”), a cannabis company with subsidiaries operating throughout California, announces the filing of a petition for Chapter 11 bankruptcy by its wholly owned subsidiary Unrivaled Brands, Inc. (“Unrivaled”). The filing comes following a history of “bitter activist litigation from People’s California LLC (“People’s”)”1 and its principals Frank Kavanaugh, Bernard Steimann, and Jay Yadon.”

The history of People’s litigation extends back over two years to July 2022 when People’s filed a breach of contract action followed by People’s first derivative suit in August 2022 against the then executives and board members of Unrivaled. Later in August 2022, Unrivaled’s Board engaged Adnant LLC, a consulting and accounting firm, and Sabas Carrillo was brought on as an interim CEO. In the two years since Adnant’s engagement and Sabas’s leadership, and despite implacable litigation by People’s, the Company’s management was still able to reduce total liabilities by a net of $90.8 million (from $125.3 million as of December 2021 to $34.5 million as of September 2024), execute a corporate reorganization, and pay many deserving vendors. The table below outlines the Company’s total assets and liabilities as of each fiscal year-end compared to pro forma assets and liabilities as of September 30, 2024.

Pro Forma
	December 31,	December 31,	December 31,	December 31,	September 30,
($ in thousands)	2020 (1)	2021 (1)	2022 (1)	2023 (1)	2024 (2)
Current Assets	$ 37,606	$ 25,264	$ 4,575	$ 4,693	$ 2,352
Long-Term Assets	62,688	246,560	35,933	27,378	25,020
Total Assets	$ 100,294	$ 271,824	$ 40,508	$ 32,071	$ 27,372

Current Liabilities	$ 26,422	$ 87,708	$ 59,143	$ 62,548	$ 25,044
Long-Term Liabilities	14,742	37,629	17,902	15,219	9,451
Total Liabilities	$ 41,164	$ 125,337	$ 77,045	$ 77,767	$ 34,495

(1)    Amounts as of each fiscal year-end are as reported in the Annual Report on Form 10-K filed with the SEC, which does not include the reclassification of all comparative prior periods for discontinued operations under U.S. generally accepted accounting principles.

(2)    The unaudited pro forma information is presented as if the Chapter 11 petition had occurred on September 30, 2024 and has been prepared to illustrate the estimated effects of the Chapter 11 petition. Refer to the reconciliation of preliminary amounts as of September 30, 2024 below.

Now, despite Sabas’s successes, nearly two years later, on July 26, 2024, People’s has brought almost exactly the same derivative claims again against an entirely new executive team and board members alleging the same breach of fiduciary duty, self-dealing, corporate waste, and unjust enrichment. The latest lawsuit comes after People’s has already received over $60.0 million of value from Unrivaled since 2021, including $9.0 million as recently as July 2024 pursuant to a settlement agreement that should have ended all litigation with People’s and Kavanaugh. Despite the settlement agreement, People’s continues to sue for more.

People’s pattern of litigation is marked by court loss after court loss though it has been successful in forcing out previous management and directors and destabilizing Unrivaled. The last two years of failed People’s litigation against Unrivaled includes:

1.	Filing suit against Unrivaled and its subsidiaries for breach of contract in July 2022;

2.    Filing the first derivative action against previous staff, management, and directors in August 2022;

3.    The Court denying People’s ex parte application for a writ of attachment on an emergency basis in August 2022 (People’s later withdrew its application for a writ of attachment entirely);

4.    The Court denying People’s ex parte application to appoint a receiver in August 2022;

5.    The Court denying People’s application for an order appointing a receiver in September 2022 after full briefing;

6.    The Court denying People’s ex parte application for a writ of possession in December 2022;

7.    The Court denying People’s application for a writ of possession after full briefing in March 2023;

8.    Settling with Unrivaled in March 2023 after Frank Kavanaugh, Jay Yadon, and Bernard Steimann were sued for fraud and negligent misrepresentation;

9.	The Court granting People’s attorney’s motion to be relieved as counsel in January 2024;

10.    People’s principal, Bernard Steimann, directing a contractor to steal “Blüm” signage, resulting in a lawsuit against Bernard Steimann and Troup Construction for civil theft and conversion in March 2024;

11.    The Court granting Unrivaled a Temporary Restraining Order preventing People’s affiliate, New Patriot Holdings, from attempting to seize control of Blüm Santa Ana parking spaces in April 2024 (New Patriot demanded the matter be sent to arbitration, but then refused to pay the arbitrator’s fees);

12.    Another Court granting Blüm Santa Ana an unlawful detainer (eviction) judgment and award of back rent in June 2024 based on People’s subsidiary, People’s Vape, failing to pay rent (People’s Vape attempted to obtain a restraining order from a third Court to prevent the unlawful detainer trial, which was denied);

13.    The Court granting another Temporary Restraining Order against People’s barring it from foreclosing on a company asset in May 2024 (the Court extended that Temporary Restraining Order into a Preliminary Injunction in June 2024, and found that People’s attempt to sell the property after the Temporary Restraining Order had been entered was invalid); and

14.    The Court denying People’s ex parte application requesting a multi-million-dollar judgment to be entered against Unrivaled on June 28, 2024.

However, the litigation does not end there, as People’s has filed additional lawsuits including:

15.    Filing the second derivative action against current management and directors filed in July 2024;

16.    Filing another motion claiming in part breach of the settlement agreement filed in October 2024;

17.    Filing a defamation lawsuit related to a press release that referenced “’recently filed’ court documents that ‘contain explicit detail of Bernard Steimann’s alleged sexual molestation of a minor.’”2

People’s principal Francis (Frank) Kavanaugh, often acting through his company Fort Ashford Funds, is no stranger to derivative actions and activist investing. He was coined an “activist investor” by a news outlet in 2021 when “planning to wage a proxy battle against Friendly Hills Bancorp.”3 The battle resulted in a settlement pursuant to which the bank restructured their board of directors and Nathan Rogge was inserted as CEO in return for Kavanaugh withdrawing all actions against the company.4

In 2023, Kavanaugh called “for augmentation of independent board members at Medalist Diversified REIT, Inc.” 5 in a public letter to shareholders before changes to the company’s leadership and board of directors resulting in Kavanaugh being inserted as Chair of the Board as well as Interim President and CEO. Medalist Diversified REIT, Inc. (“MDRR”) is described as “a Virginia-based real estate investment trust that specializes in acquiring, owning, and managing commercial real estate in the Southeast region of the U.S.”6

Kavanaugh’s activist investing in cannabis through People’s has so far proven less successful.

Earlier this year, the Company publicly distanced itself from the People’s brand and products after child molestation allegations against Kavanaugh’s business partner and People’s Managing Member, Bernard Steimann, came to light. People’s is represented by Michael Caspino of ‘Price Caspino’ and Deron Colby of Janus Capital Law Group. Caspino has been noted as having “more than 20 years of experience representing Catholic dioceses … in hundreds of child sexual abuse cases.”7 Colby also serves as Counsel to MDRR, where Frank Kavanaugh serves as President and CEO.

“Kavanaugh’s history of destabilizing companies to seize control and extract assets is well- documented. Unrivaled paid deserving vendors to the best of its abilities while withstanding the barrage of litigation by People’s. Unrivaled saved jobs for two years and operated in communities where businesses deserve to keep their doors open. If you or your company have had a similar experience with Frank Kavanaugh, Fort Ashford Funds, or any of his other affiliates, please reach out,” said CEO Sabas Carrillo.

About Blüm Holdings

Blüm Holdings is a leader in the cannabis sector. Our commitment to quality, innovation, and customer service makes us a trusted name in the cannabis industry, dedicated to shaping its future. Blüm Holdings, through its subsidiaries, operates leading dispensaries throughout California as well as several leading company-owned brands including Korova, known for its high potency products across multiple product categories, including the legendary 1000 mg THC Black Bar.

For more info, please visit: https://blumholdings.com.

Contact:

Jason Assad

LR Advisors LLC.

info@blumholdings.com

678-570-6791

September 30, 2024
Less: Estimated
($ in thousands)	Preliminary Consolidated	Pro Forma Adjustments	Pro Forma Consolidated
Current Assets	$ 3,549	$ (1,197)	$ 2,352
Long-Term Assets	35,129	(10,109)	25,020
Total Assets	$ 38,678	$ (11,306)	$ 27,372

Current Liabilities	$ 51,868	$ (26,824)	$ 25,044
Long-Term Liabilities	14,288	(4,837)	9,451
Total Liabilities	$ 66,156	$ (31,661)	$ 34,495

The unaudited pro forma information is presented as if the petition had occurred on September 30, 2024 and has been prepared to illustrate the estimated effects of the petition. The consolidated assets and liabilities as of September 30, 2024 have been derived from the preliminary financial results of the Company. The estimated pro forma adjustments are based on available information and certain assumptions that management believes are reasonable and are expected to have a continuing impact on our results of operations. The unaudited pro forma information is not necessarily indicative of what the Company’s financial condition would have been for the period presented.

The preliminary financial results as of September 30, 2024 in this press release are estimates. They are unaudited and are subject to change upon completion of the Company’s financial statement closing procedures. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles. Accordingly, you should not place undue reliance on this preliminary data. The preliminary financial data has been prepared by, and is the responsibility of, our management. GuzmanGray, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the accompanying preliminary financial data. Accordingly, GuzmanGray does not express an opinion or any other form of assurance with respect thereto.

1 In re: Unrivaled Brands, Inc. and In re: Halladay Holding, LLC; Lead Case No.: 2:24-bk- 19127-BB; Doc 10

2 People's California, LLC v. Carrillo, et al; Case No.: 30-2024-01419068-CU-CO-CJC

3 Activist investor calls for new leadership at California community bank | American Banker

4 Friendly Hills Bancorp Announces Settlement with Frank Kavanaugh - MarketScreener

5 9.70% Shareholder Frank Kavanaugh Addresses Concerns Raised by Jon S. Wheeler and Calls for Augmentation of Independent Board Members at Medalist Diversified REIT, Inc. (prnewswire.com)

6 https://medalistreit.com/about/

7 Archdiocese moves to dismiss 36 sex abuse cases | Guam News | postguam.com

Source: Blum Holdings